Exhibit 99.1
Universal Technical Institute, Inc. Reconfirms Guidance for Fiscal 2005 and Reports
Fiscal 2006 Business and Financial Outlook
PHOENIX, October 26, 2005 — Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today reconfirmed guidance for Fiscal 2005 and announced its business and financial outlook for fiscal 2006.
The following statements are based on Universal Technical Institute, Inc.’s current expectations. These statements are forward-looking, and actual results may differ materially as a result of factors more specifically referenced below.
Fiscal Year Ending September 30, 2005
The company is reconfirming guidance for net revenue growth of 21% to 23% for the year ending September 30, 2005. The company is also reconfirming guidance for net income margins of 11.0% to 11.5%.
Student Enrollment Data
Average undergraduate enrollment for the three months ended September 30, 2005 was 16,169 students, representing an increase of 15.1% from 14,048 students for the same period a year ago. Average undergraduate enrollment for the twelve months ended September 30, 2005 was 15,390, an increase of 17.7% from 13,076 for the same period a year ago.
Undergraduate enrollment at the end of the fourth quarter of fiscal 2005 was 17,368 students, compared with 15,212 students at the end of the fourth quarter of fiscal 2004.

Business Outlook Fiscal 2006
“We are pleased to share our plans for fiscal 2006. We have a number of program expansions planned as well as some exciting new developments with our industry partners. Recently we signed an agreement with BMW to offer a new twelve week Motorcycle elective at our MMI Phoenix campus. In addition, we have executed an agreement with International Truck and Engine Corporation that includes our first diesel elective. The Ford FACT elective will also continue its expansion to our Sacramento and Orlando campuses during the year”, said Kimberly McWaters, President and Chief Executive Officer of Universal Technical Institute, Inc.
Net Revenue
The company is targeting a 19% to 21% increase in net revenue for the year ending September 30, 2006. The revenue range includes the impact of the Gulf Coast hurricanes.
Expansion Activity
The company recently announced that automotive training commenced in a temporary Sacramento facility during October of 2005. The temporary campus is planned to accommodate approximately 400 students. The transition to the permanent campus is planned to occur during the third quarter of fiscal 2006. The permanent campus was initially planned to have capacity for approximately 1,100 students. The company is planning to expand the Sacramento campus to include the Ford elective, a diesel program and a collision repair program during the third quarter of Fiscal 2006. With the expansion of the two programs the Sacramento campus is planned to accommodate approximately 2,100 students at maturity. In addition, the company intends to expand the Arizona motorcycle campus capacity by approximately 700 students for total capacity of approximately 2,800 students at maturity. The expansion is planned for the fourth quarter of fiscal 2006. The company is also planning to expand the Orlando campus adding capacity for approximately 500 additional students in the automotive program, adding the Ford elective and increasing capacity by approximately 500 students in the motorcycle program during the fourth quarter of fiscal 2006. Total capacity at the Florida campus for all programs is planned to be approximately 3,400 at maturity.

Net Income Margin
Excluding the estimated impact of equity based compensation the company is targeting Fiscal 2006 net income margins that range from 11.5% to 12.0%. Including the impact of equity based compensation the company is targeting Fiscal 2006 net income margins that range from 11.0% to 11.5%.
Student Enrollment Data
The company is targeting average undergraduate enrollment growth of 14.0% to 15.0% for Fiscal 2006. This range includes a decrease of approximately 100 basis points related to the impact of the recent hurricanes.
Capital Expenditures
The company is targeting capital expenditures to range from $73.0 million to $75.0 million for Fiscal 2006. The planned capital expenditures include approximately $55.0 to $57.0 million of expansion related costs. The expansion related capital expenditures include the construction of the permanent Sacramento, California campus of approximately $36.0 million.
Seasonality
The company has typically experienced seasonality during the year. Historically, the company has experienced its highest revenue during the fourth quarter of the fiscal year. During the fall, the student population typically reaches its highest point. School is not in session during the one-week holiday break which occurs in December. As a result, first quarter revenue does not correlate to the peak in student population. Operating income typically is the lowest during the third fiscal quarter, ending in June, due to a lower population of students. Significant variations in quarterly operating margins have historically been attributable to expansion related activities. The company’s costs do not vary significantly with changes in student population within existing campuses. The company expects quarterly fluctuations in operating results to continue as a result of seasonal enrollment patterns. Such patterns may change, however as a result of new school openings, new program introductions and increased enrollments of adult students.

Conference Call
Management of Universal Technical Institute, Inc. will hold a conference call today to provide its business and financial outlook for fiscal 2006 at 2:00 p.m. Phoenix time (5:00 p.m. Eastern). Investors are invited to listen to the call live at www.uticorp.com. Please access the web site at least 15 minutes early to register, download and install any necessary audio software.
About Universal Technical Institute
Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at ten campuses across the United States, and manufacturer-sponsored advanced programs at 22 dedicated training centers. Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). For more information, visit www.uticorp.com.
Statements in this press release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new campuses or campus expansions, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company’s recruiting, advertising and promotional efforts. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.